EXHIBIT 21

                             List of Subsidiaries

Subsidiary of CompuPrint, Inc.

1. Terra Insight Corporation, a Delaware corporation


Subsidiary of Terra Insight Corporation

1. Terra Resources, Inc., a Delaware corporation